Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of HomeTrust Bancshares, Inc. of our report dated September 12, 2022, with respect to the consolidated financial statements of HomeTrust Bancshares, Inc. and the effectiveness of internal control over financial reporting, included in the HomeTrust Bancshares, Inc. Annual Report on Form 10-K for the year ended June 30, 2022. We also consent to the reference to our firm under the caption “Experts” in this registration statement.

/s/ FORVIS, LLP (Formerly, Dixon Hughes Goodman LLP)

Atlanta, Georgia

March 6, 2023